SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2004

SERACARE LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

California	0-33045	33-0056054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1935 Avenida del Oro, Suite F Oceanside, California	92056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 806-8922

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure.

On April 16, 2004, SeraCare Life Sciences, Inc. (the “Company”) announced that it had signed an Asset Purchase Agreement, dated as of April 16, 2004, with Boston Biomedica, Inc., a Massachusetts corporation (“Parent”) and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation (“BBI Biotech”) (the “Agreement”), pursuant to which the Company will acquire substantially all of the assets of the BBI Diagnostics and BBI Biotech divisions of Parent for approximately $30.0 million in cash plus the assumption of certain liabilities.

The purchase price is subject to adjustment based upon a final determination of net assets at the Closing. The Company expects to primarily fund the acquisition with debt, along with some equity. The Company expects to complete this acquisition during its fiscal 2004 fourth quarter ending September 30, 2004, subject to the receipt of financing for the aquisition, as well as the satisfaction of customary closing conditions.

Contemporaneously with the execution and delivery of the Agreement, the Company entered into two voting agreements (together, the “Voting Agreements”), with shareholders of the Parent who collectively own approximately 32% of the Parent’s outstanding shares of common stock.

For information regarding the terms and conditions of the acquisition, including the conditions to the completion of the acquisition, reference is made to the Agreement attached as Exhibit 2.1 hereto and incorporated by reference herein, and the press release issued by the Company on April 16, 2004, which is filed as Exhibit 99.1 hereto and incorporated by reference herein. Copies of the Voting Agreements are also attached to this report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) The exhibits to this report are listed on the Exhibit Index set forth elsewhere herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERACARE LIFE SCIENCES, INC.

Date: April 16, 2004	By:	/s/ Jerry L. Burdick
JERRY L. BURDICK
Secretary

INDEX OF EXHIBITS

Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated April 16, 2004, by and among SeraCare Life Sciences, Inc., a California corporation, Boston Biomedica, Inc., a Massachusetts corporation, and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation, excluding certain of the exhibits and schedules thereto.

10.1	Voting Agreement, dated April 16, 2004, by and among the Richard Kiphart, Rebecca Kiphart, Shoreline Micro-Cap Fund I LP and SeraCare Life Sciences, Inc., a California corporation.

10.2	Voting Agreement, dated April 16, 2004, by and between Richard T. Schumacher and SeraCare Life Sciences, Inc., a California corporation.

99.1	Text of press release of SeraCare Life Sciences, Inc., issued April 16, 2004.

*	Certain of the exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit or schedule.